Exhibit 5.1

November 4, 2009

Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Gladstone Commercial Corporation, a Maryland corporation (the “Company”), of up to $25,000,000 in aggregate sale proceeds of common stock (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-147856) (the “Registration Statement”), the related prospectus dated December 19, 2007 (the “Prospectus”) and the prospectus supplement dated November 4, 2009 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement. The Prospectus Supplement relates to the offer and issue of the Shares in at the market offerings from time to time, in accordance with that certain Open Market Sale AgreementSM dated November 4, 2009 (the “Sales Agreement”), by and among the Company, Gladstone Commercial Limited Partnership and Jefferies & Company, Inc.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement, the Company’s Amended and Restated Articles of Incorporation, as amended, and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, including the Sales Agreement, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought independently to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that no more than 1,751,927 shares of common stock will be sold pursuant to the Sales Agreement Our opinion is expressed only with respect to the Maryland General Corporation Law.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement and the Sales Agreement will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to an exhibit to a Current Report of the Company on Form 8-K and the incorporation by reference of this opinion into the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Sincerely,
Cooley Godward Kronish LLP
By:	/s/ Christian E. Plaza

Christian E. Plaza
cc: Gladstone Commercial Corporation